Exhibit 23.2

KPMG LLP
Mission Towers I
Suite 600
3975 Freedom Circle Drive
Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 22, 2024, with respect to the consolidated financial statements of Electronic Arts Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
Santa Clara, California August 2, 2024